Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact William F. Oplinger (212) 836-2674	Media Contact Kevin G. Lowery (412) 553-1424

Fourth Quarter Income From Continuing Operations at $0.39;

Up $486 Million from Year-Ago Quarter;

Full-Year Up 117 Percent Over 2002

Highlights:

•	$340 million of income from continuing operations for the fourth quarter up from a loss of $146 million in the same quarter 2002

•	$1.034 billion, or $1.20 per diluted share, in income from continuing operations for the full year – up 117 percent over 2002

•	$1.2 billion of debt reduction in 2003 with the company’s debt-to- capital ratio declining from 43.1 to 35.1 percent

•	The company surpasses its goal of $1 billion in annual cost savings

•	Every segment showed improved profitability over 2002

New York, NY—January 8, 2004—Alcoa today reported fourth quarter income from continuing operations of $340 million, or $0.39 per diluted share, up 21 percent from the previous quarter’s $282 million, $0.33 per share. The results were a substantial improvement over the loss from continuing operations of $146 million, $0.17 per share, in the fourth quarter of last year.

Net income in the fourth quarter was $291 million, up 4 percent from $280 million in the third quarter of 2003, and significantly improved from a loss of $223 million in the fourth quarter of 2002.

The difference between net income and income from continuing operations in the fourth quarter of 2003 is due primarily to an adjustment to the anticipated proceeds from the sale of discontinued operations. Both measures are recognized by Generally Accepted Accounting Principles.

For the full year, income from continuing operations was $1.034 billion, $1.20 per diluted share, the highest in three years. Net income was $938 million, $1.08 per diluted share, a 123 percent improvement over 2002.

“Over the year, we improved productivity, managed capital, and worked every lever in our control to offset cost increases for raw materials, energy, benefits, and the impact of a weakened dollar,” said Alain Belda, Chairman and CEO of Alcoa. “The result was consistently improving profitability, a considerably stronger balance sheet, and a company that is well positioned for future growth as world markets continue to strengthen. That is what we promised last year, and our team delivered.”

Market Overview

For the full year, revenues increased 6 percent to $21.5 billion after integration of newly acquired packaging and fastener businesses. “As global demand for alumina and aluminum continues to increase, we expect to realize the benefits of the improved market,” said Belda.

In the fourth quarter of 2003, sales were $5.5 billion, increasing 9 percent over 2002 and 4 percent over the third quarter. Sequentially, strong alumina shipments and higher aluminum prices overcame slightly lower volumes in markets that typically experience weakness in the fourth quarter: closures, can sheet, and building and construction.

Solid Improvement of the Balance Sheet

“Aggressive capital controls, management of working capital, and the initial benefits of a well-designed divestiture plan helped us retire more than $1.2 billion in debt over the year,” said Belda. The company cut its debt-to-capital ratio in 2003 from 43.1 to 35.1 percent, an improvement of 370 basis points from the third quarter. In 2003, capital expenditures were $867 million, 32 percent below last year’s level of $1.27 billion.

The balance sheet will improve further in the first half of 2004 as the divestiture program outlined last January is completed. To date, the company has shed its Latin American PET business and an equity interest in Latasa, a South American can producer. In the first quarter, the company expects to close on the sale of its specialty chemicals, automotive fasteners, and packaging equipment businesses. The total proceeds of the divestiture program should be in line with the company’s earlier estimates—$750 million to $1 billion.

In addition, a strong return of 19.75 percent on the company’s pension investments essentially offset the impact of a 50 basis point decline in discount rates. As a result, the company did not record a material charge for minimum pension liability to its balance sheet in 2003.

Cost Savings and Management Actions

In the fourth quarter, the company surpassed its three-year $1 billion cost savings goal, marking the second time in six years that the company has achieved more than $1 billion in sustainable savings. That intense focus on profitability was critical as the company faced considerably higher costs for energy, raw materials, and benefits, as well as the impact of a weaker dollar on manufacturing operations outside the U.S. this year.

In the fourth quarter alone, those costs increased by more than $150 million before tax over the last quarter of 2002. Management actions that offset the higher costs included:

•	Drove $12 million of new cost savings in the fourth quarter;

•	Reduced the company’s fourth-quarter effective tax rate to 21 percent by recognizing benefits from foreign net operating losses, offsetting higher taxes from the Latasa sale;

•	Recognizing $105 million in pre-tax gains from insurance settlements of a series of historical environmental matters in the U.S.; and

•	Achieved higher gross margins of 20.3 percent in 2003, up from 19.8 in 2002.

Together with higher metal prices, these management actions more than compensated for higher costs in the quarter.

The company will announce a new set of long-term cost challenges at the 4th quarter analyst workshop on January 22, 2004.

Positioning the Company for Future Growth

Despite tight capital restraint, Alcoa continued to make long-term investments to improve its world-class position in alumina refining and smelting, and expand other high-growth businesses. Through Alcoa World Alumina and Chemicals (AWAC), Alcoa’s global alliance with Alumina Ltd., the company moved forward this year on its plan to add 1.1 million metric tons of annual capacity at its alumina refineries in Jamaica, Suriname, and Western Australia.

Final approvals were granted for the company’s new aluminum smelter in Iceland, and the company signed an MOU for a stake in the low-cost Alba facility in Bahrain. The company scaled back higher-cost production at its smelters in Massena and Intalco, where higher energy costs had made the plants less competitive.

Providing Solutions to Customers

Through disciplined deployment of the Alcoa Business System, Alcoa intensified its focus on its customers in 2003. The company’s Market Sector Lead Teams developed a more coordinated approach to customers in all of Alcoa’s major markets. As a result, Alcoa was awarded significant new aerospace contracts, working with Airbus toward launch of its landmark new A380; and continued its expansion of new products such as Dura-Bright® wheels for the commercial transportation market, new customized siding for the home construction market, and Reynolds Wrap® Release® non-stick foil for the consumer.

In the automotive market, Alcoa collaborated with GM on its Cadillac 16 concept car, with Ford on its new F-150 truck and Jaguar XJ, with Toyota on a lightweight engine cradle for the Lexus RX330, with Ferrari on the 612 Scaglietti, and with Audi on its second-generation A8 sedan. The company also announced plans to create a single automotive customer center in Detroit.

In the fourth quarter, Alcoa’s AFL Automotive group announced that it is working with Pacific Insights on a new contract to design and supply a hi-tech component for new PACCAR and Peterbilt trucks. Alcoa Closure Systems International (CSI) business developed a new closure for the dairy market that is easy to open and offers improved tamper-proof capability.

Quarterly Analyst Workshop

Alcoa’s quarterly analyst workshop will be at 4:00 p.m. EST on Thursday, January 22, 2004. The meeting will be web cast via alcoa.com. Call information and related information will be available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 120,000 employees in 41 countries. More information can be found at www.alcoa.com

Alcoa Business System

The Alcoa Business System is an integrated set of systems, tools and language organized to encourage unencumbered transfer of knowledge across businesses and borders. It focuses on serving customer demand by emphasizing the elimination of all waste and making what the customer wants, when the customer wants it.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the company’s inability to complete or to complete in the anticipated timeframe pending divestitures, acquisitions or expansion projects or to realize the projected amount of proceeds from divestitures, (b) the company’s inability to achieve the level of cost savings or productivity improvements anticipated by management, (c) unexpected changes in global economic, business, competitive, market and regulatory factors, and (d) the other risk factors summarized in Alcoa’s 2002 Form 10-K Report and other SEC reports.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Quarter ended
	December 31 2003	December 31 2002 (a)	September 30 2003 (a)
Sales	$5,532	$5,096	$5,335
Cost of goods sold	4,435	4,121	4,226
Selling, general administrative and other Expenses	346	343	305
Research and development expenses	47	59	47
Provision for depreciation, depletion and Amortization	312	297	295
Impairment of goodwill	—	44	—
Special items	(26)	386	1
Interest expense	71	97	75
Other income, net	(139)	(67)	(42)

	5,046	5,280	4,907
Income (loss) from continuing operations before taxes on income	486	(184)	428
Provision (benefit) for taxes on income	103	(36)	92

Income (loss) from continuing operations before minority interests’ share	383	(148)	336
Less: Minority interests’ share	43	(2)	54

Income (loss) from continuing operations	340	(146)	282
Loss from discontinued operations	(49)	(77)	(2)
Cumulative effect of accounting change	—	—	—

NET INCOME (LOSS)	$291	$(223)	$280

Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations	$.39	$(.17)	$.33
Loss from discontinued operations	(.06)	(.09)	—
Cumulative effect of accounting change	—	—	—

Net income (loss)	$.33	$(.26)	$.33

Diluted:
Income (loss) from continuing operations	$.39	$(.17)	$.33
Loss from discontinued operations	(.06)	(.09)	—
Cumulative effect of accounting change	—	—	—

Net income (loss)	$.33	$(.26)	$.33

Average number of shares used to compute:
Basic earnings per common share	866,243,592	844,456,673	855,477,116
Diluted earnings per common share	871,969,592	844,456,673	859,375,461
Shipments of aluminum products (metric tons)	1,320,000	1,325,000	1,262,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share and metric ton amounts)

	Twelve months ended
	December 31 2003	December 31 2002 (a)
Sales	$21,504	$20,351
Cost of goods sold	17,138	16,327
Selling, general administrative and other expenses	1,295	1,157
Research and development expenses	194	214
Provision for depreciation, depletion and amortization	1,194	1,111
Impairment of goodwill	—	44
Special items	(26)	425
Interest expense	314	350
Other income, net	(274)	(179)

	19,835	19,449

Income from continuing operations before taxes on income	1,669	902
Provision for taxes on income	404	291

Income from continuing operations before minority interests’ share	1,265	611
Less: Minority interests’ share	231	135

Income from continuing operations	1,034	476
Loss from discontinued operations	(49)	(90)
Cumulative effect of accounting change	(47)	34

NET INCOME	$938	$420

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.21	$.56
Loss from discontinued operations	(.06)	(.11)
Cumulative effect of accounting change	(.06)	.04

Net income	$1.09	$.49

Diluted:
Income from continuing operations	$1.20	$.56
Loss from discontinued operations	(.06)	(.11)
Cumulative effect of accounting change	(.06)	.04

Net income	$1.08	$.49

Average number of shares used to compute:
Basic earnings per common share	853,352,313	845,438,913
Diluted earnings per common share	856,586,189	849,848,984
Common stock outstanding at the end of the period	868,490,686	844,819,462
Shipments of aluminum products (metric tons)	5,047,000	5,236,000

(a)	Prior periods have been adjusted to reflect the reclassification of certain businesses between discontinued operations and continuing operations in the third and fourth quarters of 2003.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2003	December 31 2002 (b)
ASSETS
Current assets:
Cash and cash equivalents	$576	$344
Receivables from customers, less allowances: $105 in 2003 and $124 in 2002	2,521	2,361
Other receivables	350	171
Inventories	2,524	2,414
Deferred income taxes	267	469
Prepaid expenses and other current assets	502	506

Total current assets	6,740	6,265

Properties, plants and equipment, at cost	24,797	22,818
Less: accumulated depreciation, depletion and amortization	12,240	10,708

Net properties, plants and equipment	12,557	12,110

Goodwill	6,549	6,379
Other assets	5,316	4,438
Assets held for sale	549	618

Total assets	$31,711	$29,810

LIABILITIES
Current liabilities:
Short-term borrowings	$56	$39
Accounts payable, trade	1,976	1,621
Accrued compensation and retirement costs	948	936
Taxes, including taxes on income	703	814
Other current liabilities	878	966
Long-term debt due within one year	523	83

Total current liabilities	5,084	4,459

Long-term debt, less amount due within one year	6,692	8,366
Accrued postretirement benefits	2,220	2,319
Other noncurrent liabilities and deferred credits	3,389	2,867
Deferred income taxes	804	520
Liabilities of operations held for sale	107	59

Total liabilities	18,296	18,590

MINORITY INTERESTS	1,340	1,293

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,831	6,101
Retained earnings	7,850	7,428
Treasury stock, at cost	(2,017)	(2,828)
Accumulated other comprehensive loss	(569)	(1,754)

Total shareholders’ equity	12,075	9,927

Total liabilities and equity	$31,711	$29,810

(b)	The prior period has been adjusted to reflect the reclassification of certain businesses between discontinued operations and continuing operations in the third and fourth quarters of 2003.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except realized prices)

	4Q02	2002	1Q03	2Q03	3Q03	4Q03	2003
Consolidated Third-Party Revenues:
Alumina and Chemicals	430	1,743	449	491	526	536	2,002
Primary Metals	830	3,174	732	805	816	876	3,229
Flat-Rolled Products	1,130	4,640	1,152	1,200	1,176	1,287	4,815
Engineered Products (c)	1,161	5,150	1,390	1,455	1,369	1,375	5,589
Packaging and Consumer (c)	845	2,838	749	836	812	818	3,215
Other	700	2,806	668	710	636	640	2,654

Total	5,096	20,351	5,140	5,497	5,335	5,532	21,504

	4Q02	2002	1Q03	2Q03	3Q03	4Q03	2003

Consolidated Intersegment Revenues:
Alumina and Chemicals	258	955	240	248	258	275	1,021
Primary Metals	619	2,655	840	690	740	828	3,098
Flat-Rolled Products	14	68	20	15	17	14	66
Engineered Products	8	34	9	5	5	5	24
Packaging and Consumer	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	899	3,712	1,109	958	1,020	1,122	4,209

	4Q02	2002	1Q03	2Q03	3Q03	4Q03	2003

Consolidated Third-Party Shipments (KMT’s):
Alumina and Chemicals	1,926	7,486	1,794	1,939	1,982	1,956	7,671
Primary Metals	546	2,073	453	495	488	516	1,952
Flat-Rolled Products	433	1,774	434	453	450	482	1,819
Engineered Products (c)	208	919	223	221	222	213	879
Packaging and Consumer	55	162	36	42	40	49	167
Other	83	308	52	56	62	60	230

Total Aluminum	1,325	5,236	1,198	1,267	1,262	1,320	5,047

Average realized price—Primary	0.66	0.66	0.69	0.68	0.71	0.73	0.70

	4Q02	2002	1Q03	2Q03	3Q03	4Q03	2003

After-Tax Operating Income (ATOI):
Alumina and Chemicals	84	315	91	89	113	122	415
Primary Metals	157	650	166	162	163	166	657
Flat-Rolled Products	47	220	53	56	59	53	221
Engineered Products (c)	(30)	105	29	46	47	33	155
Packaging and Consumer (c)	64	197	53	57	52	52	214
Other	(43)	(9)	9	17	8	17	51

Total	279	1,478	401	427	442	443	1,713

	4Q02	2002	1Q03	2Q03	3Q03	4Q03	2003

Reconciliation of ATOI to consolidated net income: (c)
Total ATOI	279	1,478	401	427	442	443	1,713
Impact of intersegment profit eliminations	3	(6)	7	(4)	2	4	9
Unallocated amounts (net of tax):
Interest income	5	31	5	6	7	6	24
Interest expense	(62)	(227)	(57)	(52)	(49)	(46)	(204)
Minority interests	2	(135)	(59)	(75)	(54)	(43)	(231)
Corporate expense	(83)	(234)	(57)	(81)	(65)	(84)	(287)
Special items	(279)	(304)	4	(2)	(1)	25	26
Discontinued operations	(77)	(90)	3	(1)	(2)	(49)	(49)
Accounting change	—	34	(47)	—	—	—	(47)
Other	(11)	(127)	(49)	(2)	—	35	(16)

Consolidated net income	(223)	420	151	216	280	291	938

(c)	Prior periods have been adjusted to reflect the reclassification of certain businesses between discontinued operations and continuing operations in the third and fourth quarters of 2003.